Exhibit 99.1

Orthofix, International N.V. 3451 Plano Parkway Lewisville, TX 75056 USA Tel 214 937 2000 Orthofix.com

News Release

CONTACT:

Mark Quick

Investor Relations

Tel 214 937 2924

markquick@orthofix.com

Orthofix Appoints James F. Hinrichs to its Board of Directors

Mr. Hinrichs to Become Chair of Audit and Finance Committee

LEWISVILLE, TX. – April 25, 2014 – Orthofix International N.V. (NASDAQ:OFIX) announced today that it has appointed James F. Hinrichs to its Board of Directors, effective immediately. Mr. Hinrichs joins the Board with more than twenty years’ experience at leading healthcare companies. Effective as of the Company’s 2014 Annual General Meeting of Shareholders scheduled for June 19, 2014, Mr. Hinrichs will become the Chair of the Board’s Audit and Finance Committee and a member of its Nominating and Governance Committee. The Board has determined that Mr. Hinrichs is independent under applicable rules of the Nasdaq Stock Market, and qualifies as an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission. With his appointment, the Board now includes five members who have been appointed since March 2013, four of whom are independent, outside directors.

“Jim’s experience as a public company CFO, combined with his knowledge of the medical device industry and related financial environment, make him an ideal director for our Board and future Chair of our Audit and Finance Committee,” said Orthofix Chairman Ron Matricaria. “We believe he will bring added depth to these roles as we work to improve our reporting processes and realize our full potential.”

James Hinrichs

Mr. Hinrichs has served as the Chief Financial Officer of CareFusion Corporation since 2010, where he also has responsibility for corporate development and investor relations activities. He previously served as CareFusion’s Senior Vice President, Global Customer Support, and as its Senior Vice President, Controller. Prior to joining CareFusion when it was spun off from Cardinal Health, Inc., he worked for five years at Cardinal Health in various positions including Executive Vice President and Corporate Controller of Cardinal Health and as Executive Vice President and Chief Financial Officer of its Healthcare Supply Chain Services segment. He joined Cardinal Health following more than a decade of finance and marketing roles at Merck & Co. He holds undergraduate and graduate degrees in business from Carnegie Mellon University.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on improving patients’ lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide. Headquartered in Lewisville, TX, the company has four strategic business units that include BioStim, Biologics, Extremity Fixation and Spine Fixation. Orthofix products are widely distributed via the company’s sales representatives, distributors and subsidiaries. In addition, Orthofix is collaborating on research and development activities with leading clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation and the Texas Scottish Rite Hospital for Children. For more information, please visit www.orthofix.com.